ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-130684
February 14, 2007

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

      The depositor has filed a registration statement (including a prospectus)
with the SEC for the offering to which this free writing prospectus relates.
Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

      This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

                             ----------------------

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                          $2,236,323,000 (APPROXIMATE)
                    MORGAN STANLEY CAPITAL I TRUST 2007-HQ11
                                as Issuing Entity
                          MORGAN STANLEY CAPITAL I INC.
                                  as Depositor
                      MORGAN STANLEY MORTGAGE CAPITAL INC.
                        LASALLE BANK NATIONAL ASSOCIATION
                      PRINCIPAL COMMERCIAL FUNDING II, LLC
                      as Sponsors and Mortgage Loan Sellers

         COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HQ11

      This free writing prospectus relates to Morgan Stanley Capital I Inc.'s offering of selected classes of its Series 2007-HQ11 Commercial Mortgage
Pass-Through Certificates and clarifies, updates or adds the following information as it relates to the related free writing prospectus, dated February
6, 2007:

GENERAL UPDATE

1.    Merrill Lynch, Pierce, Fenner & Smith Incorporated No Longer a Co-Manager.
Merrill Lynch, Pierce, Fenner & Smith Incorporated will no longer act as a co-manager of the Class A-4 Certificates. Merrill Lynch, Pierce, Fenner & Smith
Incorporated will continue to act as a co-manager with respect to the other classes of offered certificates. Morgan Stanley & Co. Incorporated will act as lead manager and sole bookrunner with respect to all classes of offered certificates; LaSalle Financial Services, Inc. will act as co-lead manager with respect to all classes of offered certificates; and Deutsche Bank Securities
Inc. will act as co-manager with respect to all classes of offered certificates.

STRUCTURAL UPDATE

1.    Addition of the Class A-4FL and the Class A-MFL Certificates and Reduction
of Balances of the Class A-4 and the Class A-M Certificates. The approximate principal balance of the Class A-4 Certificates will be $500,573,000. The approximate principal balance of the Class A-M Certificates will be
$161,765,000. A new class of certificates, the Class A-4FL Certificates, with an approximate principal balance of $180,000,000 will be offered, which will receive payments and be allocated losses on a pari passu basis with the Class
A-4 Certificates. A new

class of certificates, the Class A-MFL Certificates, with an approximate principal balance of $80,000,000 will be offered, which will receive payments and be allocated losses on a pari passu basis with the Class A-M Certificates.
Additional information with respect to the Class A-4FL and the Class A-MFL
Certificates is set forth on Attachment A of this Free Writing Prospectus.

2.    Addition of the Class A-3-2 Certificates, Designation of Class A-3
Certificates as the Class A-3-1 Certificates and Reduction of Balance of the
Class A-3-1 Certificates. The Class A-3 Certificates will be renamed as the
Class A-3-1 Certificates. The approximate principal balance of the Class A-3-1
Certificates will be $306,000,000 (approximately 12.66% of the total certificate balance of the certificates issued by the trust). A new class of certificates, the Class A-3-2 Certificates, with an approximate principal balance of
$50,000,000 (approximately 2.07% of the total certificate balance of the certificates issued by the trust), will be offered. The Class A-3-2 Certificates will receive interest payments and be allocated losses on a pro rata basis with each of the Class A-1, Class A-1A, Class A-2, Class A-3-1, Class A-AB, Class
A-4, Class A-4FL and Class X Certificates Certificates. Generally, the Class
A-3-2 Certificates will receive payment of its principal entitlements only after payment of the principal entitlements to the Class A-3-1 Certificates and the principal balance of the Class A-3-1 Certificates has been reduced to zero.
Generally, the Class A-3-2 Certificates will receive prepayment premiums and yield maintenance charges only after the principal balance of the Class A-3-1
Certificates has been reduced to zero. The Class A-3-2 Certificates will (i)
have an approximate credit support of 30.000%, (ii) be rated "Aaa" by Moody's and "AAA" by S&P, (iii) have a weighted average life of approximately 6.87 years and (iv) have an expected final distribution date of January 12, 2014. The weighted average life figures set forth above are based on the following assumptions, among others: (i) no losses on the underlying mortgage loans; (ii)
no extensions of maturity dates of mortgage loans that do not have "anticipated repayment dates"; (iii) payment in full on the anticipated repayment date or stated maturity date of each mortgage loan having an anticipated repayment date or stated maturity date; and (iv) a 0% CPR.

COLLATERAL UPDATE

      The administrative cost rate for Mortgage Loan No. 4, the 485 Lexington
Avenue Mortgage Loan, Mortgage Loan No. 53, the Hilton Gardens Inn-The Woodlands
Mortgage Loan, Mortgage Loan No. 82, the Chesapeake Office Mortgage Loan, and
Mortgage Loan No. 100, the Hampton Inn-Brookhollow Mortgage Loan, is 0.02084%,
0.04084%, 0.05084% and 0.04084%, respectively.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any conflicting information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the
Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Certificates, until the underwriters have accepted your offer to purchase Certificates; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to the time sales to purchasers of the Certificates will first be made. You are advised that
Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If a material change does occur with respect to such Certificates, our contract will terminate, by its terms, without any further obligation or liability between us (an "Automatic Termination"). If an
Automatic Termination does occur, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver

                                       -2-

all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions
(including, in certain cases, assumptions specified by the recipient hereof)
regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the Certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the Certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

                        ________________________________

                             IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT
BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.
THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN
CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS
ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR
CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                        ________________________________

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO
THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES
WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA
BLOOMBERG OR ANOTHER EMAIL SYSTEM.

                                       -3-

                                  Attachment A

              Class A-4FL Certificates and Class A-MFL Certificates

General

      The Morgan Stanley Capital I Trust 2007-HQ11, Commercial Mortgage
Pass-Through Certificates, Series 2007-HQ11 will include two classes of certificates (the Class A-4FL Certificates, and the Class A-MFL Certificates, as
the case may be) that each entitle their holders to payments of interest based on a floating rate. The trust fund will include a swap agreement that will relate to the Class A-4FL Certificates (the Class A-4FL Swap Contract), and a
swap agreement that will relate to the Class A-MFL Certificates (the Class A-MFL
Swap Contract, and together with the Class A-4FL Swap Contact, each a Swap
Contract and collectively the Swap Contracts). Morgan Stanley Capital Services
Inc. (the Swap Counterparty), an affiliate of the depositor, one of the mortgage loan sellers and one of the underwriters, will be the counterparty under each of the Class A-4FL Swap Contract and the Class A-MFL Swap Contract.

      The Class A-4FL Certificates will represent interests in a grantor trust, the assets of which will include, among other things, an uncertificated REMIC regular interest, designated as the Class A-4FL Regular Interest, and the rights and obligations under the Class A-4FL Swap Contract. For so long as it is in effect, the Class A-4FL Swap Contract will provide, among other things, that amounts payable as interest with respect to the class A-4FL regular interest will be exchanged for amounts payable as interest under the Class A-4FL Swap
Contract, with payments to be made between the Swap Counterparty and the trustee on behalf of the holders of the Class A-4FL Certificates on a net basis.

      The Class A-MFL Certificates will represent interests in a grantor trust, the assets of which will include, among other things, an uncertificated REMIC regular interest, designated as the Class A-MFL Regular Interest, and the rights and obligations under the Class A-MFL Swap Contract. For so long as it is in effect, the Class A-MFL Swap Contract will provide, among other things, that amounts payable as interest with respect to the class A-MFL regular interest will be exchanged for amounts payable as interest under the Class A-MFL Swap
Contract, with payments to be made between the Swap Counterparty and the trustee on behalf of the holders of the Class A-MFL Certificates on a net basis.

      The monthly statement to Certificateholders is expected to include the following information: (A) the amounts received and paid in respect of each Swap
Contract for such Distribution Date and the Pass-Through Rate applicable to the
Class A-4FL Certificates and the Class A-MFL Certificates for the next succeeding Distribution Date; (B) identification of any Rating Agency Trigger
Event or swap default under either Swap Contract as of the close of business on the last day of the immediately preceding calendar month; (C) the amount of any
(i) payment by the Swap Counterparty as a termination payment, (ii) payment to any successor interest rate Swap Counterparty to acquire a replacement swap contract and (iii) collateral posted by the Swap Counterparty in connection with any Rating Agency Trigger Event under either Swap Contract; and (D) the amount of and identification of any payments on the Class A-4FL Certificates and the
Class A-MFL Certificates in addition to the amount of principal and interest due on such class, such as any termination payment received in connection with the related Swap Contract or any payment of a Prepayment Premium or Yield
Maintenance Charge after the termination of the applicable Swap Contract.

      The Pooling and Servicing Agreement may not be amended in a manner that would adversely affect distributions to the Swap Counterparty or the rights or obligations of the Swap Counterparty under either Swap Contract without the prior written consent of the Swap Counterparty (which consent will not be unreasonably withheld, conditioned or delayed).

Investing in the Class A-4FL Certificates and the Class A-MFL Certificates
Involves Certain Risks

DEFAULTS UNDER SWAP CONTRACTS MAY ADVERSELY AFFECT PAYMENTS ON THE CLASS A-4FL
CERTIFICATES AND THE CLASS A-MFL CERTIFICATES.

      The trust will have the benefit of two swap contracts with the Swap
Counterparty. Morgan Stanley, who has guaranteed the obligations of the Swap
Counterparty under the swap contract, currently has a long-term rating of "Aa3"
by Moody's and "A+" by S&P and a short-term rating of "Prime-1" by Moody's and
"A-1" by S&P. Because the Class A-4FL Regular Interest and the Class A-MFL
Regular Interest accrue interest at a fixed rate of interest subject to a maximum pass-through rate equal to the weighted average net mortgage rate, the ability of the holders of the Class A-4FL Certificates or the Class A-MFL
Certificates, as applicable, to receive the payment of interest at the designated pass-through rate (which payment of interest may be reduced in certain circumstances as described in this Free Writing Prospectus) will depend on payment by the Swap Counterparty pursuant to the applicable swap contract.
See "Description of the Swap Contracts--The Swap Counterparty." There can be no
assurance, however, that the guarantor of the Swap Counterparty's obligations under the swap contracts will maintain its ratings or have sufficient assets or otherwise be able to fulfill its obligations under the swap contracts. If the
Swap Counterparty guarantor's long-term rating is not at least "A3" by Moody's or "A" by S&P (a Rating Agency Trigger Event), the Swap Counterparty will be required to post collateral, find a replacement Swap Counterparty that would not cause another Rating Agency Trigger Event or enter into any other arrangement satisfactory to Moody's and S&P. In the event that the Swap Counterparty fails to, among other things, either post acceptable collateral, find an acceptable replacement swap counterparty or enter into any other arrangement satisfactory to Moody's and S&P after a Rating Agency Trigger Event (a Swap Default), then the paying agent will be required to take such actions (following the expiration of any applicable grace period), unless otherwise directed in writing by the holders of 100% of the Class A-4FL Certificates or the Class A-MFL Certificates,
as applicable, to enforce the rights of the trust under the applicable swap contract as may be permitted by the terms of the applicable swap contract and the Pooling and Servicing Agreement and use any termination payments received from the Swap Counterparty (as described in this Free Writing Prospectus) to enter into a replacement interest rate swap contract on substantially identical terms. The costs and expenses incurred by the paying agent in connection with enforcing the rights of the trust under either swap contract will be reimbursable to the paying agent out of amounts otherwise payable to the Class
A-4FL Certificates or the Class A-MFL Certificates, as applicable, to the extent not reimbursed by the applicable swap counterparty or payable out of net proceeds of the liquidation of the applicable swap contract. If the costs attributable to entering into a replacement interest rate swap contract would exceed the net proceeds of the liquidation of the applicable swap contract, a replacement interest rate swap contract will not be entered into and any such proceeds will instead be distributed to the holders of the Class A-4FL
Certificates or the Class A-MFL Certificates, as applicable. Following the termination of a swap contract (and during the period when the trust is pursuing remedies under the swap contract), or if a Swap Default or other default or event of termination under the applicable swap contract occurs and is continuing, the Class A-4FL Interest Distribution Amount or the Class A-MFL
Interest Distribution Amount, as applicable, will be equal to the Distributable
Certificate Interest Amount (as defined in the prospectus supplement dated
February 6, 2007) in respect of the Class A-4FL Regular Interest or the Class
A-MFL Regular Interest, respectively, and the Class A-4FL Certificates or the
Class A-MFL Certificates, as applicable, will accrue interest at the same rate, on the same basis and in the same manner as the Class A-4FL Regular Interest or the Class A-MFL Regular Interest, respectively. A conversion to a fixed rate might result in a temporary delay of the holders of the Class A-4FL Certificates or the Class A-MFL Certificates, as applicable, to receive payment of the related Distributable Certificate Interest Amount if DTC is not provided with sufficient notice of the resulting change in the payment terms of the Class
A-4FL Certificates or the Class A-MFL Certificates, respectively.

      Distributions on the Class A-4FL Regular Interest or the Class A-MFL
Regular Interest will be subject to a maximum pass-through rate equal to the weighted average net mortgage rate. If the weighted average net mortgage rate drops below the fixed rate on the Class A-4FL Regular Interest or the Class
A-MFL Regular Interest, as applicable, the amount paid to the Swap Counterparty will be reduced and interest payments by the Swap Counterparty under the applicable swap contract will be reduced, on a dollar-for-dollar basis, by an amount equal to the difference between the amount actually paid to the Swap
Counterparty and the amount that would have been paid if the weighted average net mortgage rate had not dropped below such fixed rate. This will result in a corresponding reduction in the amounts paid by the Swap Counterparty pursuant to the applicable swap contract, which will result in a reduced interest payment on the Class A-4FL Certificates or the Class A-MFL Certificates, as

                                       -2-

applicable. The ratings of the Class A-4FL Certificates and the Class A-MFL
Certificates do not represent any assessment as to whether the floating rate of interest on such class will convert to a fixed rate, and only represent the likelihood of the receipt of interest at a rate equal to (i) in the case of the
Class A-4FL Certificates, the lesser of __% and the weighted average net mortgage rate (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day-months) and (ii) in the case of the Class A-MFL
Certificates, the lesser of __% and the weighted average net mortgage rate
(adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day-months).

      In addition, if the funds allocated to payment of interest distributions on the Class A-4FL Regular Interest or the Class A-MFL Regular Interest, as
applicable, are insufficient to make all required interest payments on the Class
A-4FL Regular Interest or the Class A-MFL Regular Interest, respectively, the amount paid to the Swap Counterparty will be reduced and interest paid by the
Swap Counterparty under the applicable swap contract will be reduced, on a dollar-for-dollar basis, by an amount equal to the difference between the amount actually paid to the Swap Counterparty and the amount that would have been paid if the funds allocated to payment of interest distributions on the Class A-4FL
Regular Interest or the Class A-MFL Regular Interest, respectively, had been sufficient to make all required interest payments on the Class A-4FL Regular
Interest or the Class A-MFL Regular Interest, respectively. As a result, the holders of the Class A-4FL Certificates or the Class A-MFL Certificates, as
applicable, may experience an interest shortfall. See "Description of the Swap
Contracts" in this Free Writing Prospectus.

SENSITIVITY TO LIBOR AND YIELD CONSIDERATIONS.

      The yield to investors in the Class A-4FL Certificates and Class A-MFL
Certificates will be highly sensitive to changes in the level of one-month
LIBOR. Investors in the Class A-4FL and Class A-MFL Certificates should consider the risk that lower than anticipated levels of one-month LIBOR could result in actual yields that are lower than anticipated yields on the Class A-4FL
Certificates and Class A-MFL Certificates.

      In addition, because interest payments on the Class A-4FL Certificates and
Class A-MFL Certificates may be reduced or the pass-through rate may convert to a fixed rate, subject to a maximum pass-through rate equal to the weighted average net mortgage rate, in connection with certain events discussed in this
Free Writing Prospectus, the yield to investors in the Class A-4FL and Class
A-MFL Certificates under such circumstances may not be as high as that offered by other LIBOR-based investments that are not subject to such interest rate restrictions.

      In general, the earlier a change in the level of one-month LIBOR, the greater the effect on the yield to maturity to an investor in the Class A-4FL
Certificates and Class A-MFL Certificates. As a result, the effect on such investor's yield to maturity of a level of one-month LIBOR that is higher (or lower) than the rate anticipated by such investor during the period immediately following the issuance of the Class A-4FL and Class A-MFL Certificates is not
likely to be offset by a subsequent like reduction (or increase) in the level of one-month LIBOR.

      The failure by the Swap Counterparty in its obligation to make payments under the applicable swap contract, the conversion to a fixed rate that is below the rate that would otherwise be payable at the floating rate and/or the reduction of interest payments resulting from payment of interest to the Class
A-4FL Regular Interest or the Class A-MFL Regular Interest, as applicable, based on a pass-through rate below __% per annum, in the case of the Class A-4FL
Certificates, or __% per annum, in the case of the Class A-MFL Certificates, would have a negative impact. There can be no assurance that a default by the
Swap Counterparty and/or the conversion of the pass-through rate from a rate based on LIBOR to a fixed rate would not adversely affect the amount and timing of distributions to the holders of the Class A-4FL and Class A-MFL Certificates.

The Class A-4FL Certificates

      On each Distribution Date, the paying agent will distribute from the Class
A-4FL Available Funds to the holders of the Class A-4FL Certificates as of the related Record Date the following amounts: (i) the Class A-4FL Interest
Distribution Amount and (ii) the Class A-4FL Principal Distribution Amount.
Under certain circumstances described under "Description of the Swap Contracts"
in this Free Writing Prospectus, termination payments (or a portion thereof)
will also be distributed to the holders of the Class A-4FL Certificates. No holder of a Class A-4FL

                                       -3-

Certificate will be entitled to receive any portion of any Prepayment Premium or
Yield Maintenance Charge allocated to the Class A-4FL Regular Interest for so long as the Class A-4FL Swap Contract or any replacement swap contract remains in place. Such amounts will be payable to the Swap Counterparty pursuant to the terms of the related Swap Contract.

      The Class A-4FL Certificates will accrue interest for each Distribution
Date on their Certificate Balance at a rate equal to one-month LIBOR + __%
(provided that for the initial interest accrual period LIBOR shall be an interpolated percentage to reflect the longer initial Interest Accrual Period)
based on the actual number of days elapsed in the related Interest Accrual
Period and a 360-day year; provided that such amount will not be paid if the
Swap Counterparty defaults on its obligation to pay interest under the Class
A-4FL Swap Contract or if there are insufficient funds in the Class A-4FL
Floating Rate Account to pay the Swap Counterparty the full amount due to the
Swap Counterparty under the Class A-4FL Swap Contract. Allocation of Net
Aggregate Prepayment Interest Shortfalls to the Class A-4FL Regular Interest
will reduce the amount of interest payable to the Class A-4FL Certificates by an equivalent amount. If the pass-through rate on the Class A-4FL Regular Interest is reduced below __% per annum, there will be a corresponding dollar-for-dollar reduction in the interest payment made by the Swap Counterparty to the trust and, ultimately, a corresponding decrease in the effective Pass-Through Rate on the Class A-4FL Certificates for such distribution date.

      In the case of a default of the Swap Counterparty, and until such default is cured or the Class A-4FL Swap Contract is replaced, the Class A-4FL
Certificates will accrue interest at the Pass-Through Rate of, and on the same basis and in the same manner as, the Class A-4FL Regular Interest. It is expected that the Pass-Through Rate of the Class A-4FL Regular Interest is equal to the lesser of a fixed rate equal to __% per annum and the Weighted Average
Net Mortgage Rate (computed based on a 360-day year consisting of twelve 30-day months).

      In the event that after payment of the net swap payment due from or to the
Swap Counterparty, as the case may be, there are insufficient funds in the Class
A-4FL Floating Rate Account to make the full distribution of the Class A-4FL
Interest Distribution Amount to the holders of the Class A-4FL Certificates, the resulting interest shortfall will be borne by the holders of such Class.

      None of the master servicer, the special servicer, the paying agent or the trustee will be required to advance any amount due to be paid by the Swap
Counterparty for distribution to the Class A-4FL Certificates in the event that the Swap Counterparty fails to make a required payment under the Class A-4FL
Swap Contract.

The Class A-MFL Certificates

      On each Distribution Date, the paying agent will distribute from the Class
A-MFL Available Funds to the holders of the Class A-MFL Certificates as of the related Record Date the following amounts: (i) the Class A-MFL Interest
Distribution Amount and (ii) the Class A-MFL Principal Distribution Amount.
Under certain circumstances described under "Description of the Swap Contracts"
in this Free Writing Prospectus, termination payments (or a portion thereof)
will also be distributed to the holders of the Class A-MFL Certificates. No holder of a Class A-MFL Certificate will be entitled to receive any portion of any Prepayment Premium or Yield Maintenance Charge allocated to the Class A-MFL
Regular Interest for so long as the related Swap Contract or any replacement swap contract remains in place. Such amounts will be payable to the Swap
Counterparty pursuant to the terms of the Class A-MFL Swap Contract.

      The Class A-MFL Certificates will accrue interest for each Distribution
Date on their Certificate Balance at a rate equal to one-month LIBOR + __%
(provided that for the initial interest accrual period LIBOR shall be an interpolated percentage to reflect the longer initial Interest Accrual Period)
based on the actual number of days elapsed in the related Interest Accrual
Period and a 360-day year; provided that such amount will not be paid if the
Swap Counterparty defaults on its obligation to pay interest under the Class
A-MFL Swap Contract or if there are insufficient funds in the Class A-MFL
Floating Rate Account to pay the Swap Counterparty the full amount due to the
Swap Counterparty under the Class A-MFL Swap Contract. Allocation of Net
Aggregate Prepayment Interest Shortfalls to the Class A-MFL Regular Interest
will reduce the amount of interest payable to the Class A-MFL Certificates by an equivalent amount. If the pass-through rate on the Class A-MFL Regular Interest is reduced below __% per annum, there will be a corresponding dollar-for-dollar reduction in the interest payment made by the

                                       -4-

Swap Counterparty to the trust and, ultimately, a corresponding decrease in the effective Pass-Through Rate on the Class A-MFL Certificates for such distribution date.

      In the case of a default of the Swap Counterparty, and until such default is cured or the Class A-MFL Swap Contract is replaced, the Class A-MFL
Certificates will accrue interest at the Pass-Through Rate of, and on the same basis and in the same manner as, the Class A-MFL Regular Interest. It is expected that the Pass-Through Rate of the Class A-MFL Regular Interest is equal to the lesser of a fixed rate equal to __% per annum and the Weighted Average
Net Mortgage Rate (computed based on a 360-day year consisting of twelve 30-day months).

      In the event that after payment of the net swap payment due from or to the
Swap Counterparty, as the case may be, there are insufficient funds in the Class
A-MFL Floating Rate Account to make the full distribution of the Class A-MFL
Interest Distribution Amount to the holders of the Class A-MFL Certificates, the resulting interest shortfall will be borne by the holders of such Class.

      None of the master servicer, the special servicer, the paying agent or the trustee will be required to advance any amount due to be paid by the Swap
Counterparty for distribution to the Class A-MFL Certificates in the event that the Swap Counterparty fails to make a required payment under the Class A-MFL
Swap Contract.

The Swap Contracts

      On the Closing Date, the Depositor will assign to the trustee, on behalf of the trust, the Class A-4FL Regular Interest and the Class A-MFL Regular
Interest together with the Swap Contracts with the Swap Counterparty. The Class
A-4FL Certificates will represent all of the beneficial interest in the Class
A-4FL Regular Interest, the related Swap Contract and all amounts on deposit in the Class A-4FL Floating Rate Account (as defined below). The Class A-MFL
Certificates will represent all of the beneficial interest in the Class A-MFL
Regular Interest, the related Swap Contract and all amounts on deposit in the
Class A-MFL Floating Rate Account (as defined below). The Swap Contract for the
Class A-4FL Certificates and the Swap Contract for the Class A-MFL will each have an expiration date of the Distribution Date in February 2044. Promptly upon the determination of LIBOR by the Swap Counterparty, the Swap Counterparty will provide a report to the paying agent setting forth LIBOR for the Interest
Accrual Period for each of the Class A-4FL Certificates and the Class A-MFL
Certificates. The paying agent will be entitled to conclusively rely on such report (in the absence of manifest error).

      The paying agent will establish and maintain an account in the name of the paying agent, in trust for holders of the Class A-4FL Certificates (the "Class
A-4FL Floating Rate Account" and a "Floating Rate Account") and an account in the name of the paying agent, in trust for holders of the Class A-MFL
Certificates (the "Class A-MFL Floating Rate Account", and a "Floating Rate
Account", and together with the Class A-4FL Floating Rate Account, the "Floating
Rate Accounts"). Promptly upon receipt of any payment of interest on the Class
A-4FL Regular Interest or the Class A-MFL Regular Interest or a payment or other receipt in respect of the applicable Swap Contract, the paying agent will deposit the same into the applicable Floating Rate Account.

      The paying agent may make withdrawals from the Class A-4FL Floating Rate
Account only for the following purposes: (i) to distribute the Class A-4FL
Available Funds for any Distribution Date to the holders of the Class A-4FL
Certificates; (ii) to withdraw any amount deposited into the Class A-4FL
Floating Rate Account that was not required to be deposited therein; (iii) to apply any funds required to be paid to the Swap Counterparty under the applicable Swap Contract; (iv) to clear and terminate such account pursuant to the terms of the Pooling and Servicing Agreement; (v) in the event of the termination of the applicable Swap Contract, to replace such Swap Contract, to apply any termination payments paid by the Swap Counterparty to offset the expense of entering into a substantially identical interest rate swap contract with another counterparty, if possible, and to distribute any remaining amounts to the holders of the Class A-4FL Certificates (net of any costs and expenses related to the applicable Swap Contract), and if not possible, to distribute the entire termination payment (net of any costs and expenses related to the applicable Swap Contract), to the holders of the related Class A-4FL
Certificates; and (vi) to pay to the paying agent any costs and expenses incurred in connection with the enforcement of the rights of the holder of the applicable Swap Contract with respect to the applicable Swap Contract; provided that the paying agent will only be permitted to incur and reimburse itself out of the Class A-4FL Floating Rate Account with respect to any such costs and expenses which are in excess of any termination payment received from the Swap
Counterparty and not otherwise applied to offset the expense of entering into a replacement Swap Contract if it has received the

                                       -5-

written consent of 100% of the holders of the Class A-4FL Certificates or each
Rating Agency then rating the Class A-4FL Certificates has confirmed in writing that such action or event will not result in the reduction, qualification or withdrawal of its then current rating for such Class A-4FL Certificates. If after receipt or payment of the net swap payment due from or to the Swap
Counterparty there are insufficient funds in the Class A-4FL Floating Rate
Account to make the full distribution of the Distributable Certificate Interest
Amount to the holders of the Class A-4FL Certificates, the resulting interest shortfall will be borne by the holders of such Class A-4FL Certificates. Neither the paying agent nor any other party will be required to advance any amount due to be paid by the Swap Counterparty for distribution to the Class A-4FL
Certificates in the event that the Swap Counterparty fails to make a required payment.

      The paying agent may make withdrawals from the Class A-MFL Floating Rate
Account only for the following purposes: (i) to distribute the Class A-MFL
Available Funds for any Distribution Date to the holders of the Class A-MFL
Certificates; (ii) to withdraw any amount deposited into the Class A-MFL
Floating Rate Account that was not required to be deposited therein; (iii) to apply any funds required to be paid to the Swap Counterparty under the applicable Swap Contract; (iv) to clear and terminate such account pursuant to the terms of the Pooling and Servicing Agreement; (v) in the event of the termination of the applicable Swap Contract, to replace such Swap Contract, to apply any termination payments paid by the Swap Counterparty to offset the expense of entering into a substantially identical interest rate swap contract with another counterparty, if possible, and to distribute any remaining amounts to the holders of the Class A-MFL Certificates (net of any costs and expenses related to the applicable Swap Contract), and if not possible, to distribute the entire termination payment (net of any costs and expenses related to the applicable Swap Contract), to the holders of the related Class A-MFL
Certificates; and (vi) to pay to the paying agent any costs and expenses incurred in connection with the enforcement of the rights of the holder of the applicable Swap Contract with respect to the applicable Swap Contract; provided that the paying agent will only be permitted to incur and reimburse itself out of the Class A-MFL Floating Rate Account with respect to any such costs and expenses which are in excess of any termination payment received from the Swap
Counterparty and not otherwise applied to offset the expense of entering into a replacement Swap Contract if it has received the written consent of 100% of the holders of the Class A-MFL Certificates or each Rating Agency then rating the
Class A-MFL Certificates has confirmed in writing that such action or event will not result in the reduction, qualification or withdrawal of its then current rating for such Class A-MFL Certificates. If after receipt or payment of the net swap payment due from or to the Swap Counterparty there are insufficient funds in the Class A-MFL Floating Rate Account to make the full distribution of the
Distributable Certificate Interest Amount to the holders of the Class A-MFL
Certificates, the resulting interest shortfall will be borne by the holders of such Class A-MFL Certificates. Neither the paying agent nor any other party will be required to advance any amount due to be paid by the Swap Counterparty for distribution to the Class A-MFL Certificates in the event that the Swap
Counterparty fails to make a required payment.

      Each Swap Contract will provide that, subject to any adjustments for Net
Aggregate Prepayment Interest Shortfalls or for other losses on the mortgage loans that reduce interest available for payments to the Swap Counterparty or, if the Weighted Average Net Mortgage Rate limits the interest available for payments to the Swap Counterparty, in each case as described below, commencing in March 2007, the paying agent will pay (or will instruct the master servicer to pay) on the date specified in the related Swap Contract an amount (the "Fixed
Interest Distribution") to the Swap Counterparty equal to __% per annum, in the case of the Class A-4FL Certificates, or __% per annum, in the case of the Class
A-MFL Certificates, multiplied by a notional amount equal to the outstanding principal balance of the Class A-4FL Regular Interest or the Class A-MFL Regular
Interest, respectively (with respect to the Class A-4FL Certificates, the "Class
A-4FL Floating Rate Certificate Notional Amount" and with respect to the Class
A-MFL Certificates, the "Class A-MFL Floating Rate Certificate Notional Amount")
calculated on a 30/360 basis, and the Swap Counterparty will pay on the date specified in the related Swap Contract an amount equal to the Class A-4FL
Floating Rate Certificate Notional Amount or the Class A-MFL Floating Rate
Certificate Notional Amount, as applicable, multiplied by the Pass-Through Rate of the Class A-4FL Certificates or the Class A-MFL Certificates, as applicable, to the paying agent for the benefit of the holders of the Class A-4FL
Certificates or the Class A-MFL Certificates, as the case may be. The
Pass-Through Rate for the Class A-4FL Certificates is one-month LIBOR (or, in the case of the initial Interest Accrual Period, an interpolated rate based on two-week and one-month LIBOR) + __% based on the actual number of days elapsed in the related Interest Accrual Period and a 360-day year. The Pass-Through Rate for the Class A-MFL Certificates is one-month LIBOR (or, in the case of the initial Interest Accrual Period, an interpolated rate based on two-week and one-month LIBOR) + __% based on the actual number of days elapsed in the related
Interest Accrual Period and a 360-day year. Required

                                       -6-

payments under each Swap Contract with respect to each Distribution Date will be made by the Swap Counterparty or the paying agent on a net basis. The Swap
Counterparty will also make payments to the trust with respect to each Swap
Contract on the Closing Date.

      If the debt ratings of the Swap Counterparty's Credit Support Provider fall below the levels specified for each Rating Agency as set forth in the Swap
Contract (a "Rating Agency Trigger Event"), the Swap Counterparty will be required to post collateral, find a replacement swap counterparty or credit support provider that would not cause a Rating Agency Trigger Event to occur or enter into another arrangement satisfactory to each Rating Agency. If the Swap
Counterparty fails to take such action, the paying agent, unless otherwise directed in writing by the holders of 100% of the Class A-4FL Certificates or the Class A-MFL Certificates, as applicable, (and only to the extent that, and only for so long as, doing so does not lead the paying agent to incur expenses in excess of the amounts available to it from such holders for reimbursement)
will be required to enforce the rights of the trust under the related Swap
Contract as may be permitted by the terms of such Swap Contract and the Pooling and Servicing Agreement and use any termination payments received from the Swap
Counterparty to enter into a replacement interest rate swap contract on substantially identical terms. The costs and expenses incurred by the paying agent in connection with enforcing the rights of the trust under a Swap Contract will be reimbursable to the paying agent solely out of amounts in the Class
A-4FL Floating Rate Account or the Class A-MFL Floating Rate Account, as
applicable, that are otherwise payable to the Class A-4FL Certificates or the
Class A-MFL Certificates, respectively, to the extent not reimbursed by the Swap
Counterparty; provided that either without the consent of 100% of the holders of the Class A-4FL Certificates or the Class A-MFL Certificates, respectively, or the written confirmation of each Rating Agency then rating the Class A-4FL
Certificates or the Class A-MFL Certificates, respectively, that such action or event will not result in the reduction, qualification or withdrawal of its then current rating of such Class A-4FL Certificates or the Class A-MFL Certificates,
respectively, the paying agent will not be permitted to incur such costs and expenses in excess of any termination payment received from the Swap
Counterparty and not otherwise applied to offset the expense of entering into a replacement interest rate swap contract. If the costs attributable to entering into a replacement interest rate swap contract would exceed the net proceeds of the liquidation of a Swap Contract, the paying agent will not be permitted to enter into a replacement interest rate swap contract and any such proceeds will instead be distributed to the holders of the Class A-4FL Certificates or the
Class A-MFL Certificates, as applicable. Following the termination of a Swap
Contract (and during the period when the paying agent is pursuing remedies under such Swap Contract) or if a Swap Default or other default or event of termination under a Swap Contract occurs and is continuing, until such default is cured or such Swap Contract is replaced, the Distributable Certificate
Interest Amount with respect to the Class A-4FL Certificates or the Class A-MFL
Certificates, as applicable, will be equal to the Distributable Certificate
Interest Amount for the Class A-4FL Regular Interest or the Class A-MFL Regular
Interest, respectively, and the Class A-4FL Certificates or the Class A-MFL
Certificates, respectively, will accrue interest at the same rate, on the same basis and in the same manner as the Class A-4FL Regular Interest or the Class
A-4FL Regular Interest, respectively. Any conversion of the Class A-4FL
Certificates to a fixed interest rate subject to the Weighted Average Net
Mortgage Rate will become permanent following the determination by the paying agent not to enter into a replacement interest rate swap contract and the distribution of any termination payments to the holders of the Class A-4FL
Certificates. Any conversion of the Class A-MFL Certificates to a fixed interest rate subject to the Weighted Average Net Mortgage Rate will become permanent following the determination by the paying agent not to enter into a replacement interest rate swap contract and the distribution of any termination payments to the holders of the Class A-MFL Certificates. A Swap Default or termination of a
Swap Contract and the consequent conversion to a fixed interest rate will not constitute a default under the Pooling and Servicing Agreement. A conversion to a fixed interest rate subject to the Weighted Average Net Mortgage Rate might result in a temporary delay to the holders of the Class A-4FL Certificates in receiving payment of the related Distributable Certificate Interest Amount on the Class A-4FL Certificates if DTC is not given sufficient notice of the resulting change in the payment terms of the Class A-4FL Certificates. A conversion to a fixed interest rate subject to the Weighted Average Net Mortgage
Rate might result in a temporary delay to the holders of the Class A-MFL
Certificates in receiving payment of the related Distributable Certificate
Interest Amount on the Class A-MFL Certificates if DTC is not given sufficient notice of the resulting change in the payment terms of the Class A-MFL
Certificates.

      The paying agent will have no obligation on behalf of the trust to pay or cause to be paid to the Swap Counterparty any portion of the Class A-4FL Fixed
Interest Distribution in respect of the Class A-4FL Regular Interest unless and until the related interest payment on such Class A-4FL Regular Interest is actually received by the paying agent; provided, however, that the paying agent may receive funds from the Swap Counterparty

                                       -7-

representing the net amount payable to the paying agent pursuant to the applicable Swap Contract and the paying agent may pay the net swap payment from amounts received on the Class A-4FL Certificates.

      The paying agent will have no obligation on behalf of the trust to pay or cause to be paid to the Swap Counterparty any portion of the Class A-MFL Fixed
Interest Distribution in respect of the Class A-MFL Regular Interest unless and until the related interest payment on such Class A-MFL Regular Interest is actually received by the paying agent; provided, however, that the paying agent may receive funds from the Swap Counterparty representing the net amount payable to the paying agent pursuant to the applicable Swap Contract and the paying agent may pay the net swap payment from amounts received on the Class A-MFL
Certificates.

      In addition, if the funds allocated to the payment of the Class A-4FL
Fixed Interest Distribution of the Class A-4FL Regular Interest are insufficient to make any required payments to the Swap Counterparty and to make full distributions of the Class A-4FL Interest Distribution Amount to the Class A-4FL
Certificates, the paying agent will be required to use such funds to make required payments to the Swap Counterparty prior to making distributions on
Class A-4FL Certificates, and holders of such Certificates will experience a shortfall. Any Net Aggregate Prepayment Interest Shortfall allocated to the
Class A-4FL Regular Interest, reduction in the interest available to be distributed to the Class A-4FL Regular Interest for any other reason or the reduction of the Weighted Average Net Mortgage Rate below __% will result in a corresponding dollar-for-dollar reduction in the interest payment made by the
Swap Counterparty to the related grantor trust and, therefore, a corresponding decrease in the amount of interest distributed on the Class A-4FL Certificates.

      In addition, if the funds allocated to the payment of the Class A-MFL
Fixed Interest Distribution of the Class A-MFL Regular Interest are insufficient to make any required payments to the Swap Counterparty and to make full distributions of the Class A-MFL Interest Distribution Amount to the Class A-MFL
Certificates, the paying agent will be required to use such funds to make required payments to the Swap Counterparty prior to making distributions on the
Class A-MFL Certificates, and holders of such Certificates will experience a shortfall. Any Net Aggregate Prepayment Interest Shortfall allocated to the
Class A-MFL Regular Interest, reduction in the interest available to be distributed to the Class A-MFL Regular Interest for any other reason or the reduction of the Weighted Average Net Mortgage Rate below __% will result in a corresponding dollar-for-dollar reduction in the interest payment made by the
Swap Counterparty to the related grantor trust and, therefore, a corresponding decrease in the amount of interest distributed on the Class A-MFL Certificates.

      In addition to certain customary events of default and termination events contained in each Swap Contract, the Swap Counterparty will have the right to terminate the applicable Swap Contract if the trust does not make a required payment to the Swap Counterparty or if the Pooling and Servicing Agreement is
amended or the holders of the Class A-4FL Certificates, the Class A-MFL
Certificates, the Class A-4FL Regular Interest or the Class A-MFL Regular
Interest waive compliance with any provisions of the Pooling and Servicing
Agreement without the consent of the Swap Counterparty if such amendment or waiver would have an adverse effect on the Swap Counterparty.

      Upon the request of the Depositor, the Swap Counterparty may, at its option, but is not required to, (i) provide any financial information required by Regulation AB with respect to the Swap Counterparty or any guarantor of the
Swap Counterparty if providing the financial information of a guarantor is permitted under Regulation AB or (ii) assign the interest rate swap agreements at its own cost to another entity that has agreed to take the actions described in clause (i) of this sentence with respect to itself (and which has the required swap counterparty rating and to which the assignment would satisfy the
Rating Agency Condition).

      The "significance percentage" with respect to the Swap Contracts is less than 10%. "Significance percentage" means the percentage that the amount of the
"significance estimate" (as described below) represents of the initial aggregate
Certificate Balance of the Class A-4FL Certificates and the Class A-MFL
Certificates, in the aggregate. The "significance estimate" has been determined based on a reasonable good faith estimate of maximum probable exposure, made in substantially the same manner as that used in the Swap Counterparty's internal risk management process in respect of similar interest rate swap agreements.

      The Swap Counterparty will be required to pay termination amounts, if any are payable pursuant to either Swap Contract, to the trust if an Event of
Default or an Early Termination Date (each as defined in each Swap Contract)
occurs under the applicable Swap Contract and the Swap Counterparty is the sole
Defaulting Party or the

                                       -8-

sole Affected Party (each as defined in the Swap Contract). No other termination amounts will be payable by any party under either Swap Contract.

      Each Swap Contract will be filed with the SEC together with the Current
Report on Form 8-K (the "Form 8-K") to be filed in connection with the issuance of the offered certificates.

The Swap Counterparty

      The interest rate swap agreements will be provided by Morgan Stanley
Capital Services Inc. ("MSCS"), a Delaware corporation formed in 1985. Morgan
Stanley Capital Services Inc. is an affiliate of the depositor and Morgan
Stanley & Co. Incorporated, one of the underwriters, and a wholly-owned, unregulated special purpose subsidiary of Morgan Stanley (NYSE: MWD). The principal executive offices of Morgan Stanley Capital Services Inc. are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000.

      Morgan Stanley Capital Services Inc. conducts business in the over-the-counter derivatives market, writing a variety of derivative instruments, including interest rate swaps, currency swaps, credit default swaps and interest rate options with institutional clients. The payment obligations of
Morgan Stanley Capital Services Inc. under its derivative instruments are 100%
guaranteed by Morgan Stanley. As of June 27, 2006, Morgan Stanley has a
long-term debt rating of "Aa3" by Moody's Investors Service, Inc. ("Moody's"),
"A+" by Standard & Poor's Ratings Services, a division of The McGraw Hill
Companies, Inc. ("S&P") and "AA-" by Fitch, Inc. ("Fitch") and a short-term debt rating of "P-1" by Moody's, "A-1" by S&P and "F1+" by Fitch.

Taxation of the Swap Contract

      Each holder of a Class A-4FL Certificate or Class A-MFL Certificate will be treated for federal income tax purposes as having entered into its proportionate share of the rights of such Class under the applicable Swap
Contract.

      Holders of the Class A-4FL Certificates or the Class A-MFL Certificates
must allocate the price they pay for their Certificates between their interests in the Class A-4FL Regular Interest or the Class A-MFL Regular Interest, as
applicable, and the applicable Swap Contract based on their relative fair market values. The portion, if any, allocated to the applicable Swap Contract will be treated as a swap premium (the "Swap Premium") paid or received by the holders of the Class A-4FL Certificates or the Class A-MFL Certificates, as applicable.
If the Swap Premium is paid by a holder, it will reduce the purchase price for the Class A-4FL Certificates or the Class A-MFL Certificates allocable to the
Class A-4FL Regular Interest or the Class A-MFL Regular Interest, respectively.
If the Swap Premium is received by a holder, it will be deemed to have increased the purchase price for the Class A-4FL Regular Interest or the Class A-MFL
Regular Interest, as applicable. If the applicable Swap Contract is on-market, no amount of the purchase price will be allocable to it. Holders of the Class
A-4FL Certificates and the Class A-MFL Certificates should consult tax advisors as to whether a Swap Premium should be deemed to be paid or received with respect to such Certificates. A holder of a Class A-4FL Certificate or Class
A-MFL Certificate generally will be required to amortize any Swap Premium under a level payment method as if the Swap Premium represented the present value of a series of equal payments made or received over the life of the applicable Swap
Contract (adjusted to take into account decreases in notional principal amount), discounted at a rate equal to the rate used to determine the amount of the Swap
Premium (or some other reasonable rate). Prospective purchasers of Class A-4FL
Certificates or Class A-MFL Certificates should consult tax advisors regarding the appropriate method of amortizing any Swap Premium. Treasury Regulations treat a non-periodic payment made under a swap contract as a loan for federal income tax purposes if the payment is "significant." It is not expected that any
Swap Premium would be treated in part as a loan under Treasury Regulations.

      Under Treasury Regulations (i) all taxpayers must recognize periodic payments with respect to a notional principal contract under the accrual method of accounting, and (ii) any periodic payments received under the applicable Swap
Contract must be netted against payments made under the applicable Swap Contract and deemed made or received as a result of the Swap Premium over the recipient's taxable year, rather than accounted for on a gross basis. Net income or deduction with respect to net payments under a notional principal contract for a taxable year should constitute ordinary income or ordinary deduction. The IRS could contend the amount is capital gain or loss, but such treatment is unlikely, at least in the absence of further regulations. Any regulations requiring capital

                                       -9-

gain or loss treatment presumably would apply only prospectively. Individuals may be limited in their ability to deduct any such net deduction and should consult their tax advisors prior to investing in the Class A-4FL Certificates or the Class A-MFL Certificates.

      Any amount of proceeds from the sale, redemption or retirement of a Class
A-4FL Certificate or Class A-MFL Certificate that is considered to be allocated to the holder's rights under the applicable Swap Contract or that the holder is deemed to have paid to the purchaser would be considered a "termination payment"
allocable to that Class A-4FL Certificate or Class A-MFL Certificate, as applicable, under Treasury Regulations. A holder of a Class A-4FL Certificate or
Class A-MFL Certificate will have gain or loss from such a termination equal to
(A) (i) any termination payment it received or is deemed to have received under the applicable Swap Contract minus (ii) the unamortized portion of any Swap
Premium paid (or deemed paid) by the holder upon entering into or acquiring its interest in the applicable Swap Contract or (B) (i) any termination payment it paid or is deemed to have paid under the applicable Swap Contract minus (ii) the unamortized portion of any Swap Premium received or deemed received upon entering into or acquiring its interest in the applicable Swap Contract. Gain or loss realized upon the termination of the applicable Swap Contract will generally be treated as capital gain or loss. Moreover, in the case of a bank or thrift institution, Code Section 582(c) would likely not apply to treat such gain or loss as ordinary.

      The Class A-4FL Certificates and the Class A-MFL Certificates,
representing a beneficial ownership in the Class A-4FL Regular Interest and the
Class A-MFL Regular Interest, respectively, and the applicable Swap Contract, may constitute positions in a straddle, in which case the straddle rules of Code
Section 1092 would apply. A selling holder's capital gain or loss with respect to such regular interest would be short term because the holding period would be tolled under the straddle rules. Similarly, capital gain or loss realized in connection with the termination of the applicable Swap Contract would be short term. If the holder of a Class A-4FL Certificate or Class A-MFL Certificate
incurred or continued to incur indebtedness to acquire or hold such Class A-4FL
Certificate or Class A-MFL Certificate, the holder would generally be required to capitalize a portion of the interest paid on such indebtedness until termination of the applicable Swap Contract.

Certain ERISA Considerations

      The Swap Contract benefiting the Class A-4FL Certificates does not meet all of the requirements for an "eligible swap" under the Exemptions, and consequently is not eligible for the exemptive relief available under the
Exemptions. For ERISA purposes, the Depositor believes that an interest in the
Class A-4FL Certificates could be viewed as representing beneficial interests in two assets, (i) the right to receive payments with respect to the Class A-4FL
Regular Interest without taking into account payments made or received with respect to the Swap Contract and (ii) the rights and obligations under the applicable Swap Contract. A Plan's purchase and holding of a Class A-4FL
Certificate could constitute or otherwise result in a prohibited transaction under ERISA and Section 4975 of the Code between the Plan and the Swap
Counterparty unless an exemption is available.

      The Swap Contract benefiting the Class A-MFL Certificates does not meet all of the requirements for an "eligible swap" under the Exemptions, and consequently is not eligible for the exemptive relief available under the
Exemptions. For ERISA purposes, the Depositor believes that an interest in the
Class A-MFL Certificates could be viewed as representing beneficial interests in two assets, (i) the right to receive payments with respect to the Class A-MFL
Regular Interest without taking into account payments made or received with respect to the Swap Contract and (ii) the rights and obligations under the applicable Swap Contract. A Plan's purchase and holding of a Class A-MFL
Certificate could constitute or otherwise result in a prohibited transaction under ERISA and Section 4975 of the Code between the Plan and the Swap
Counterparty unless an exemption is available.

      Accordingly, as long as the applicable Swap Contract is in effect, no Plan or other person using Plan assets may acquire or hold any interest in a Class
A-4FL Certificate or Class A-MFL Certificate unless such acquisition or holding is eligible for the exemptive relief available under the statutory transaction exemption available under Section 408(b)(17) of ERISA to "service providers" to
Plans (provided that such service provider is neither a fiduciary with respect to the plan assets used to acquire the Certificates nor an affiliate of such fiduciary and that the transaction is for "adequate consideration") or PTE 84-14
(for transactions by independent "qualified professional asset managers"), PTE
91-38 (for transactions by bank collective investment funds), PTE 90-1 (for transactions by insurance company pooled separate accounts), PTE 95-60 (for transactions by insurance company general accounts) or PTE 96-23 (for transactions effected by "in-house asset managers") or similar exemption under similar law

                                      -10-

(collectively, the "Investor-Based Exemptions"). It should be noted, however, that even if the conditions specified in one or more of the Investor-Based
Exemptions are met, the scope of relief provided by the Investor-Based
Exemptions may not necessarily cover all acts that might be construed as prohibited transactions (in particular, fiduciary self-dealing transactions prohibited by ERISA Section 406(b)). Plan fiduciaries should consult their legal counsel concerning this analysis and the applicability of the Investor-Based
Exemptions. Each beneficial owner of a Class A-4FL Certificate or Class A-MFL
Certificate, or any interest therein, shall be deemed to have represented that either (i) it is not a Plan or person using Plan assets or (ii) the acquisition and holding of the Class A-4FL Certificate are eligible for the exemptive relief available under at least one of the Investor-Based Exemptions.

Ratings

      The ratings of the Class A-4FL Certificates and the Class A-MFL
Certificates do not represent any assessment as to whether the floating rate of interest on such Classes will convert to a fixed rate, and only represent the likelihood of the receipt of interest up to the respective Pass-Through Rates on the Class A-4FL Regular Interest and Class A-MFL Regular Interest (which is a fixed rate of interest, subject to a maximum rate equal to the Weighted Average
Net Mortgage Rate). In addition, the ratings on the Class A-4FL Certificates and the Class A-MFL Certificates do not address (i) the likelihood of receipt by the holders of the Class A-4FL Certificates or the Class A-MFL Certificates of the
timely distribution of interest in connection with the change of the payment terms to a fixed rate upon a Swap Default if DTC is not given sufficient advance notice of such change in the payment terms, (ii) in the event that the Swap
Counterparty defaults on its obligations under the applicable Swap Contract, the likelihood that the holders of the Class A-4FL Certificates or the Class A-MFL
Certificates will experience shortfalls resulting from expenses incurred in enforcing the Swap Counterparty's obligations under the applicable Swap Contract that were not recovered from the Swap Counterparty, (iii) the extent to which interest on the Class A-4FL Certificates will be reduced due to the allocation of Net Aggregate Prepayment Interest Shortfalls or reduction in payment by the
Swap Counterparty if the Pass-Through Rate of the Class A-4FL Regular Interest
is reduced below ___% or (iv) the extent to which interest on the Class A-MFL
Certificates will be reduced due to the allocation of Net Aggregate Prepayment
Interest Shortfalls or reduction in payment by the Swap Counterparty if the
Pass-Through Rate of the Class A-MFL Regular Interest is reduced below ___%.

Certain Defined Terms

      "Banking Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency) in
London, England.

      "Class A-4FL Available Funds" means, with respect to any Distribution
Date, (i) the sum of all previously undistributed payments or other receipts on account of principal and interest and other sums on or in respect of the Class
A-4FL Regular Interest received by the paying agent after the Cut-off Date and on or prior to such Distribution Date plus (ii) the sum of all previously undistributed amounts received from the Swap Counterparty in respect of the
Class A-4FL Regular Interest pursuant to the applicable Swap Contract, but excluding the following: (a) all amounts of Prepayment Premiums and Yield
Maintenance Charges allocated to the Class A-4FL Regular Interest for so long as the applicable Swap Contract remains in place; (b) all amounts required to be paid to the Swap Counterparty in respect of the Class A-4FL Regular Interest pursuant to the applicable Swap Contract; and (c) all amounts incurred by the trustee in connection with enforcing the rights of the trust under the applicable Swap Contract.

      "Class A-4FL Interest Distribution Amount" means with respect to any
Distribution Date, the sum of (i) for so long as the applicable Swap Contract is in effect and there exists no continuing payment default under the applicable
Swap Contract, the aggregate amount of interest received by the trustee from the
Swap Counterparty in respect of the Class A-4FL Regular Interest pursuant to the terms of the applicable Swap Contract during the related Interest Accrual Period and (ii) amounts in respect of interest (including reimbursement of any interest shortfalls) received on the Class A-4FL Regular Interest not required to be paid to the Swap Counterparty (which will arise due to the netting provisions of the applicable Swap Contract or upon the termination or expiration of the applicable
Swap Contract). If the Swap Counterparty defaults on its obligation to pay such interest to the paying agent, or if a Swap Default occurs and is continuing, the
Class A-4FL Interest Distribution Amount will equal the Distributable
Certificate Interest Amount in respect of the Class A-4FL Regular Interest.

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      "Class A-4FL Principal Distribution Amount" means, with respect to any
Distribution Date, an amount equal to the aggregate amount of the principal payments made on the Class A-4FL Regular Interest on such Distribution Date.

      "Class A-4FL Regular Interest" means an interest issued as an uncertificated regular interest in REMIC III represented by a portion of the
Class A-4FL Certificates.

      "Class A-MFL Available Funds" means, with respect to any Distribution
Date, (i) the sum of all previously undistributed payments or other receipts on account of principal and interest and other sums on or in respect of the Class
A-MFL Regular Interest received by the paying agent after the Cut-off Date and on or prior to such Distribution Date plus (ii) the sum of all previously undistributed amounts received from the Swap Counterparty in respect of the
Class A-MFL Regular Interest pursuant to the applicable Swap Contract, but excluding the following: (a) all amounts of Prepayment Premiums and Yield
Maintenance Charges allocated to the Class A-MFL Regular Interest for so long as the applicable Swap Contract remains in place; (b) all amounts required to be paid to the Swap Counterparty in respect of the Class A-MFL Regular Interest pursuant to the applicable Swap Contract; and (c) all amounts incurred by the trustee in connection with enforcing the rights of the trust under the applicable Swap Contract.

      "Class A-MFL Interest Distribution Amount" means with respect to any
Distribution Date, the sum of (i) for so long as the applicable Swap Contract is in effect and there exists no continuing payment default under the applicable
Swap Contract, the aggregate amount of interest received by the trustee from the
Swap Counterparty in respect of the Class A-MFL Regular Interest pursuant to the terms of the applicable Swap Contract during the related Interest Accrual Period and (ii) amounts in respect of interest (including reimbursement of any interest shortfalls) received on the Class A-MFL Regular Interest not required to be paid to the Swap Counterparty (which will arise due to the netting provisions of the applicable Swap Contract or upon the termination or expiration of the applicable
Swap Contract). If the Swap Counterparty defaults on its obligation to pay such interest to the paying agent, or if a Swap Default occurs and is continuing, the
Class A-MFL Interest Distribution Amount will equal the Distributable
Certificate Interest Amount in respect of the Class A-MFL Regular Interest.

      "Class A-MFL Principal Distribution Amount" means, with respect to any
Distribution Date, an amount equal to the aggregate amount of the principal payments made on the Class A-MFL Regular Interest on such Distribution Date.

      "Class A-MFL Regular Interest" means an interest issued as an uncertificated regular interest in REMIC III represented by a portion of the
Class A-MFL Certificates.

      "Fixed Interest Distribution" means, with respect to the Master Servicer
Remittance Date prior to each Distribution Date, the amount of interest the trust is obligated to pay or cause to be paid to the Swap Counterparty pursuant to the applicable Swap Contract.

      "Interest Accrual Period" means, with respect to each Distribution Date,
(i) for each class of REMIC Regular Certificates and for the Class A-4FL Regular
Interest and the Class A-MFL Regular Interest, the calendar month immediately preceding the month in which such Distribution Date occurs and (ii) for the
Class A-4FL Certificates and the Class A-MFL Certificates, the period from (and including) the prior Distribution Date (or the Closing Date, in the case of the first such period) and ending on (and including) the day before the current
Distribution Date.

      "Interest Reset Date" means the day that is two (2) Banking Days prior to the start of the related Interest Accrual Period.

      "LIBOR" or "one-month LIBOR" means with respect to each Interest Accrual
Period, the per annum rate for deposits in U.S. dollars for a period of one month, which appears on the Telerate Page 3750 as the "London Interbank Offering
Rate" as of 11:00 a.m., London time, on the Interest Reset Date. If such rate does not appear on said Telerate Page 3750, LIBOR shall be the arithmetic mean of the offered quotations obtained by the Swap Counterparty from the principal
London office of four major banks in the London interbank market selected by the
Swap Counterparty in its sole discretion (each, a "Reference Bank") for rates at which deposits in U.S. dollars are

                                      -12-

offered to prime banks in the London interbank market for a period of one month in an amount that is representative for a single transaction in the relevant market at the relevant time as of approximately 11:00 a.m., London time, on the
Interest Reset Date. If fewer than two Reference Banks provide the Swap
Counterparty with such quotations, LIBOR shall be the rate per annum which the
Swap Counterparty determines to be the arithmetic mean of the rates quoted by major banks in New York City, New York selected by the Swap Counterparty at approximately 11:00 a.m. New York City time on the first day of such Interest
Accrual Period for loans in U.S. dollars to leading European banks for a period of one month in an amount that is representative for a single transaction in the relevant market at the relevant time. One-month LIBOR for the initial Interest
Accrual Period will be determined two (2) Banking Days before the Closing Date, provided that for the initial Interest Accrual Period LIBOR shall be an interpolated percentage to reflect the longer initial Interest Accrual Period, as set forth in the applicable Swap Contract.

      "Record Date" means, (i) with respect to each class of offered certificates, other than the Class A-4FL Certificates and the Class A-MFL
Certificates, for each Distribution Date, the last business day of the calendar month immediately preceding the month in which such Distribution Date occurs and
(ii) with respect to the Class A-4FL Certificates and the Class A-MFL
Certificates, the business day immediately preceding the related Distribution
Date.

      "Swap Default" means any failure on the part of the Swap Counterparty to
(i) make a required payment under the applicable Swap Contract or (ii) post acceptable collateral, find an acceptable replacement swap counterparty or credit support provider or enter into another arrangement satisfactory to each
Rating Agency after a Rating Agency Trigger Event as required by such Swap
Contract.

                                      -13-